Exhibit (q)(3)

January 27, 2020

ETF Managers Trust
30 Maple Street, 2nd Floor
Summit, New Jersey 07901

I.
INTRODUCTION

ETF Managers Group LLC (the “Adviser”), investment adviser to the ETFMG Alternative Harvest ETF (the “Fund”), a series of ETF Managers Trust (the “Trust”), has asked us whether the Fund and its shareholders will violate laws of the United States and corresponding state laws with respect to the Fund’s investments in Portfolio Companies, as defined below. Based upon our analysis, the applicable federal laws are the Controlled Substances Act and Money Laundering Control Act. As described more fully below, our opinion is that the Fund and its shareholders will not violate either federal law and, as a result, will similarly not violate any state marijuana laws with respect to the Fund’s investments in companies that participate in the cannabis industry. This opinion is being provided for inclusion with the Fund’s Registration Statement filed on Form N-1A (the “Registration Statement”). Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and as of the date of this opinion, neither the Fund nor its shareholders’ investments in the Fund violate the federal Controlled Substances Act or the Money Laundering Control Act.

Our opinion herein is expressed solely with respect to the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “CSA”), and the Money Laundering Control Act, 18 U.S.C. § 1956 (the “MCA”), and is based on these laws as in effect on the date hereof and not the law of any other jurisdiction. Our opinion expressed below is based upon the CSA and MCA and relies upon the law now in effect, and in all respects is subject to and may be limited by future legislation or case law. The opinion expressed herein represents our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and is not a guarantee that a court will reach any particular result.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Adviser and have not sought to independently verify such matters. This opinion assumes that the Fund will invest in certain companies in accordance with the Fund’s publicly disclosed investment policies and strategies, as set forth in the Registration Statement.

For the purposes of this opinion, we relied on publicly available information, as of January 24, 2020, regarding the securities held by the Fund and the component securities of the Index (as defined below) (the “Portfolio Companies”).

We have examined certain publicly available information regarding the Portfolio Companies. First, we have examined the various business relationships/interests of the Portfolio Companies to determine if their businesses violate the CSA or MCA by assessing if they are engaged in the growth, cultivation and/or distribution of marijuana in the United States. In this regard, we have solely reviewed (i) each Portfolio Company’s latest annual or periodic reports filed with the Securities and Exchange Commission (“SEC”), SEDAR (which regulates companies listed on Canadian exchanges), or other financial regulatory authority to which the applicable company is subject, and (ii) information from the company’s website. Second, we examined whether any of the Portfolio Companies were subject to any actions/proceedings for violating the CSA and MCA solely by reviewing information publicly available through Bloomberg Law Docket. The following opinion solely relies upon the review of the information available in the public resources noted above in this paragraph. We have not reviewed the Portfolio Companies with respect to their compliance with the laws of any country except as noted above in this paragraph.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinion contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We express no opinion as to the law of any other jurisdiction that may be applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, state, or local law, rule or regulation relating to securities, or to the sale or issuance thereof.

II.
FACTUAL BACKGROUND FOR OPINION

A.
Description of the Fund and the Index

The Fund’s investment objective is to seek to provide investment results that, before fees and expenses, correspond generally to the total return performance of the Prime Alternative Harvest Index (the “Index”). To achieve this objective, the Fund generally invests in the securities comprising the Index in approximately the same proportions as their relative weights in the Index. The Fund only invests in securities (other than U.S. government securities, money market fund securities or other cash items) that are components of the Index.

The Index is developed and owned by Prime Indexes (the “Index Provider”), and the Index is calculated and maintained by Solactive AG. The Index Provider is independent of Solactive AG, the Fund, the Adviser, and the Fund’s distributor. The Index Provider has licensed the use of the Index to the Adviser.

The Index tracks the performance of the exchange listed common stock (or corresponding American Depositary Receipts or Global Depositary Receipts) of companies across the globe, including U.S. companies, that (i) are engaged in the legal cultivation of cannabis, including industrial hemp, or the legal production, marketing or distribution of cannabis, including industrial hemp and products for medical or non-medical purposes (“Cannabis Companies”); (ii) engage in the lawful creation, marketing or distribution of prescription drugs that utilize cannabinoids as an active ingredient (“Pharmaceutical Companies”); (iii) trade tobacco or produce tobacco products, such as cigarettes, cigars or electronic cigarettes; (iv) produce cigarette and cigar components, such as cigarette paper and filters; or (v) engage in the creation, production and distribution of fertilizers, plant foods, pesticides or growing equipment to be used in the cultivation of cannabis or tobacco. The components of the Index are selected by the Index Provider according to a rules-based methodology. The Index’s methodology includes the following rule to exclude companies that violate U.S. federal or state laws regarding the cultivation, distribution or possession of cannabis (the “drug laws”):

US companies (companies that are domiciled in the US and whose common stock is primarily listed on a US securities exchange) engaged, directly or indirectly through subsidiaries, in marijuana or marijuana-related activities that are illegal under any United States federal or state laws are not eligible for inclusion for the Index. In addition, US companies, as well as foreign companies with business activities in the US, whose business activities are legal under state law, but not legal under United States federal law, are not eligible for inclusion in the Index.

The Index methodology requires the Index Provider to regularly review the activities of the component companies of the Index for compliance with the Index’s rules.

The Adviser has further represented to us that the following principles reflected in the Registration Statement, or otherwise represented to us by the Adviser, will be adhered to in selecting investments for the Fund:

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The Index only includes companies that are engaged exclusively in legal activities under applicable national and local laws, including U.S. federal and state laws. Companies whose business activities are legal under state law, but not legal under federal law, will not be included in the Index.

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The Index does not include any company that engages, directly or indirectly through subsidiaries, in the cultivation, production or distribution of marijuana or products derived from marijuana for medical or non-medical purposes in a particular country, including the United States, unless and until such time as the cultivation, production or distribution of medical or non-medical marijuana, as applicable, becomes legal under all local and national laws governing the company in such country. Therefore, Portfolio Companies will not include any Cannabis Company that grows or distributes marijuana inside of the United States.

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All Cannabis Companies possess all necessary permits and licenses under applicable law to legally grow marijuana.

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Cannabis Companies only supply products for activities that are legal under applicable national and local laws, including U.S. federal and state laws. Portfolio Companies other than Cannabis Companies may, however, supply products to and perform activities in the United States for companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under state and local law but not under U.S. federal law, so long as the provision of such products and services by the company is legal under applicable national and local laws.

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All Pharmaceutical Companies have the necessary permits and licenses to engage in lawful medical research using cannabinoids to produce government approved drugs, or to otherwise produce, market or distribute such drugs.

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Currently, Cannabis Companies and Pharmaceutical Companies do not include any company whose securities trade on the Canadian Securities Exchange (“CSE”).

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In the event that the Index Provider in the future includes in the Index a Cannabis Company or Pharmaceutical Company listed on the CSE, the Index Provider will undertake efforts to confirm that such company is not engaged in the growth, cultivation and/or distribution of cannabis that is illegal under United States federal or respective state law.

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If, after acquiring a Portfolio Company’s securities, the Adviser identifies or becomes aware that the company no longer meets the eligibility criteria for inclusion in the Index, the Fund will promptly sell that position, even outside of the regular Index rebalancing.

“Applicable national and local laws” refers to (i) controlled substance laws and regulations or (ii) food, drug, and cosmetics, or equivalent laws and regulations under whose jurisdiction the company is subject that govern the cultivation, production or distribution, for medical or non-medical purposes, of marijuana in a particular country. The Fund will not invest in a company that engages in the cultivation, production or distribution of marijuana in the U.S. unless and until such time as the cultivation, production or distribution of such marijuana or products become legal under U.S. federal law. As of the date of this opinion, Cannabis Companies may, consistent with the Index’s methodology, include companies that have a business interest in the hemp and hemp-based products markets within the United States.

B.
Detailed information on exchange traded securities utilized by the Fund

The securities of the Cannabis Companies and Pharmaceutical Companies in which the Fund currently invests are listed on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), NYSE American (“NYSE American”), Nasdaq Stock Market (“Nasdaq”), TSX Exchange (“TSX”), TSX Venture Exchange (“TSX Venture”), and Australian Securities Exchange (“ASX” and, together with NYSE, NYSE American, Nasdaq, TSX and ASX, the “Identified Exchanges”). The CSE does not meet these requirements as it lists securities for companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under U.S. state law but not under U.S. federal law.

The Adviser has represented to us that no Portfolio Company that is listed on an exchange other than one of the Identified Exchanges is a Cannabis Company or a Pharmaceutical Company. The Adviser has represented to us that, in the event that the Index Provider in the future determines to add to the Index a Cannabis Company or a Pharmaceutical Company listed on the CSE, the Index Provider will undertake efforts to confirm that such company is not engaged in the growth, cultivation and/or distribution of marijuana that is illegal under United States federal or respective state law.1

The NYSE, NYSE American, and Nasdaq are national securities exchanges that are registered with the SEC under Section 6 of the Securities Exchange Act of 1934. Before a company’s securities can trade on a U.S. exchange, the company must register that class of securities with the SEC under Section 12(b) of the Exchange Act.

1 The Adviser has informed us that the Index Provider may, in the future, determine to add to the Index a Cannabis Company or Pharmaceutical Company listed on an exchange other than those referenced in this opinion. The Adviser has undertaken to consult with us before any such company is incorporated into the Fund’s portfolio.

The TSX, TSX Venture and ASX require compliance with all U.S. federal laws. In addition, these exchanges have provided specific guidance related to the cannabis industry enforcing compliance with U.S. federal laws.

NYSE AND NYSE AMERICAN

The NYSE is a worldwide market that lists about 80% of U.S. securities. The NYSE acquired the American Stock Exchange in 2008 now known as NYSE MKT. The NYSE Exchanges (as defined below) are open to listing companies involved in the cannabis industry who are involved in biotech (e.g., 22nd Century Group: XXII; AbbVie: ABBV); investment in the industry outside of United States (e.g., Canopy Growth Corp.: CGC; Compass Diversified Holdings: CODI); the agricultural sector (e.g., Level Brands, Inc.: NYSE:LEVB; Scott’s Miracle Grow Co.: SMG); and the real estate sector (e.g., Industrial Properties, Inc.: IIPR). United States based companies that “touch the plant” (i.e., those that grow or distribute cannabis) are not eligible to list at this time. Canadian and other non-U.S. companies whose cannabis related activities are legal in their home jurisdiction are eligible to list if they meet the exchange’s listing requirements, such as number of shareholders, earnings and stock price. The NYSE governs listing requirements and continued listing requirements. Listing issuers must comply with its agreements with the NYSE and SEC requirements in all material respect.

Further, NYSE Regulation (“NYSER”) is responsible for monitoring activities on the NYSE’s equities, options, and bonds markets – i.e., the New York Stock Exchange LLC (equities and bonds), NYSE Arca, Inc. (equities and options), NYSE American LLC (equities and options) and NYSE National, Inc. (equities) (collectively, the “NYSE Exchanges”) – and for addressing non-compliance with the NYSE Exchanges’ rules and federal securities laws. NYSER enforces both the NYSE Exchanges’ and their members’ compliance with NYSE Exchange rules and applicable federal securities requirements. It also monitors and enforces listed companies’ compliance with applicable listing standards of the NYSE Exchanges. By performing these duties, NYSER supports the NYSE Exchanges’ efforts to promote just and equitable principles of trade, encourage free and open markets, and protect investors and the public interest. Many of these regulatory functions are performed directly by NYSER; others are performed by FINRA or other self-regulatory organizations pursuant to a regulatory services agreement, national market system plans, or other arrangements.

Nasdaq

The Nasdaq Stock Market requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph below is from its website under FAQ:

In determining whether to initially list a company or continue a company’s listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates. However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company’s activity, Nasdaq largely relies on the risk factors and other disclosures made in the company’s filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary.2

2 Available at https://listingcenter.nasdaq.com/Material_Search.aspx?cid=34&mcd=LQ (Identification No. 1474).

TSX

The TSX is the 12th largest exchange in the world by market capitalization. On October 16, 2017, the TSX issued Staff Notice 2017-0009 (the “Staff Notice”)3 regarding listed companies engaged in the marijuana business, whether directly or indirectly, in the United States. The Staff Notice states the general requirements that the business of applicants or listed issuers “will be conducted (i) with integrity and in the best interests of the issuer’s security holders and the investing public, and (ii) in compliance with the rules and regulations of TSX and all regulatory bodies having jurisdiction.” Due to the significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the U.S. (“Subject Entities”), TSX issued the Staff Notice to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Staff Notice notes that although a number of U.S. states have legalized the cultivation, distribution or possession of marijuana subject to various conditions, marijuana remains a Schedule I drug under the CSA. More specifically, the Staff Notice states that it is illegal under U.S. federal law to cultivate, distribute or possess marijuana, and that financial transactions involving proceeds generated by, or intended to promote, marijuana-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money-laundering legislation.

According to the Staff Notice, companies listed on the TSX with ongoing business activities that violate U.S. federal law regarding marijuana do not comply with the requirements of the TSX. These business activities may include, among other things, (i) direct or indirect ownership of, or investment in Subject Entities, (ii) commercial interest or arrangements with Subject Entities that are similar in substance to ownership of, or investment in Subject Entities, (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities, or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Staff Notice states as part of TSX’s standard continued listing review of listed issuers, TSX selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the United States. If a listed company engages in activities that are contrary to TSX requirements, the TSX has the discretion to initiate delisting review of that company. In short, if a TSX-listed company grows or distributes marijuana in the United States, invests in another business that grows or distributes marijuana in the United States, or provides services or products for businesses that grow or distribute marijuana in the United States, the company faces the prospect of being delisted from the TSX.

3 See Staff Notice 2017-0009 dated On October 16, 2017 available at http://tmx.complinet.com/en/display/display_viewall.html?rbid=2072&element_id=467&print=1.

TSX Venture

TSX Venture exchange mostly contains small-cap Canadian stocks. TSX Venture provided a Notice to Issuers bulletin dated October 16, 2017 (the “Bulletin”)4 that specifically addressed business activities related to marijuana in the United States. The Bulletin clarified its requirements to list and to continue listing on its exchange. The Bulletin states the general requirements “that (i) the business of applicants or listed issuers will be conducted with integrity and in the best interests of the issuer’s security holders, and (ii) applicants or listed issuers will comply with all laws, rules and regulations applicable to their business or undertaking.” These requirements apply to all applicants and listed issuers. Due to the “significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the United States” (“Subject Entities”), TSX Venture issued the Bulletin to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Bulletin notes that although a number of U.S. states have legalized the cultivation, distribution, or possession of marijuana to various degrees and subject to various conditions, marijuana remains a Schedule I drug under the CSA and cannabis financial transactions under the MCA.

According to the Bulletin, companies listed on TSX Venture with ongoing business activities that violate United States federal law regarding marijuana do not comply with the requirements of TSX Venture. These business activities may include, among other things:

(i) direct or indirect ownership of, or investment in, Subject Entities; (ii) commercial interests or arrangements with Subject Entities that are similar in substance to ownership of, or investment in, Subject Entities; (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities; or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Bulletin states that, as part of TSX Venture’s standard continued listing review of listed issuers, TSX Venture selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX Venture manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX Venture contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the United States. If a listed company engages in activities that are contrary to TSX Venture’s requirements, TSX Venture has the discretion to initiate a delisting review of that company.

ASX

The ASX is the primary securities exchange of Australia. ASX requires the companies listing on its exchange to comply with U.S. federal and state laws. The following paragraph below is an excerpt from its website regarding compliance with its listing requirements with respect to cannabis-related business activity:

An applicant seeking to list a US medical cannabis business will need to satisfy ASX that its business can be lawfully carried on in the US (under both Federal and State law) before ASX will admit it to the official list. ASX will generally expect this to be confirmed in a legal opinion from a reputable US law firm and for the opinion to be included in the applicant’s listing prospectus or PDS.5

4 See Notice to Issuers bulletin dated October 16, 2017 available at https://www.tsx.com/listings/tsx-and-tsxv-issuer-resources/tsx-venture-exchange-issuer-resources/tsx-venture-exchange-corporate-finance-manual/tsxv-corporate-finance-bulletins.

5 Available at https://www.asx.com.au/resources/newsletters/listed_at_asx/listed-at-asx-20171030_0917.html (dated October 30, 2017).

III.
LEGAL ANALYSIS

Beyond the limits of investing in companies listed on exchanges described above, we analyzed the potential criminal exposure to the Fund and its shareholders solely under the CSA and MCA in connection with the Fund’s investments in Portfolio Companies.6 The legal landscape in the cannabis industry is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion.

That said, based on our review of the case law and other authorities, we note the following:

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Federal prosecutors have considerable discretion to pursue potential cannabis-related offenses under U.S. criminal laws. To date, the matters filed by prosecutors have been focused on growers, producers, and distributors within the United States that have violated federal law and/or the state and local laws where they are located.7

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We have reviewed examples of U.S. exchange listed companies that have invested or are investing in Canadian cannabis companies and, to date, we have not found public records showing corresponding action by the U.S. Department of Justice (the “DOJ”).8 Indeed, in August 2018, Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis. Canopy is listed on the TSX and, as of May 2018, it became listed on the NYSE.

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We have reviewed the following other open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with principal investment strategies of investing in cannabis companies.

o
The AdvisorShares Pure Cannabis ETF, which is publicly traded on NYSE Arca, Inc., has as its principal investment strategy to invest, “under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in securities of companies that derive at least 50% of their net revenue from the marijuana and hemp business and in derivatives or other instruments that have economic characteristics similar to such securities.”9

6 For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.

7 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery-and-conspiracy.

8 This does not mean that no action may be brought in the future or that no confidential investigation is proceeding in the status quo, it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above.

9 AdvisorShares Pure Cannabis ETF’s Prospectus and Statement of Additional Information, each dated November 1, 2019, are available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1408970/000161577419013547/s120430_485bpos.htm.

o
The Amplify Seymour Cannabis ETF, which is publicly traded on NYSE Arca, Inc., has as its principal investment strategy to invest at least 80% of its net assets (including investment borrowings) in the securities of companies that derive 50% or more of their revenue from the cannabis and hemp ecosystem.10

o
The Cambria Cannabis ETF, which is publicly traded on Cboe BZX Exchange, Inc., has as its principal investment strategy to invest, under normal market conditions, primarily in global equity securities that provide a broad exposure to the cannabis industry, which include companies that (i) engage in or support the legal production, cultivation, and/or sale of cannabis, including marijuana and hemp, such as certain agrobusiness, biotechnology, life sciences, pharmaceutical, retail, finance, and real estate companies, (ii) perform lawful research as to the medical and pharmaceutical applications of marijuana and cannabis extracts, including cannabinoids, or (iii) produce and develop devices, goods, and equipment related to the cannabis industry, including hemp and its legal derivatives.11

o
Global X Cannabis ETF, which is publicly traded on NASDAQ, has as its principal investment strategy to invest, under normal circumstances, at least 80% of its net assets, plus borrowings for investments purposes (if any), in companies that derive at least 50% of their revenue, operating income, or assets from the cannabis industry.12

o
The Cannabis ETF, which is publicly traded on NYSE Arca, Inc., has as its principal investment strategy to invest at least 80% of its total assets in the component securities of companies that have a business interest in the legal cannabis-based pharmaceutical and consumer wellness & product markets.13

o
The American Growth Fund Series Two has as its principal investment strategy to invest in a “portfolio which is made up primarily of common stocks involved, in at least some way, in the legal cannabis business.”14

10 Amplify Seymour Cannabis ETF’s Prospectus and Statement of Additional Information, each dated July 8, 2019, are available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1633061/000161577419010058/s119255_485bpos.htm.

11 Cambria Cannabis ETF’s Prospectus and Statement of Additional Information, each dated July 25, 2019, are available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1529390/000161577419010335/s119394_497.htm.

12 Global X Cannabis ETF’s Prospectus and Statement of Additional Information, each dated September 3, 2019, are available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1432353/000143235319000298/cannabis485b.htm.

13 The Cannabis ETF’s Prospectus and Statement of Additional Information, each dated December 20, 2019, are available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1484018/000148401819000097/n1a12192.htm.

14 American Growth Fund Series Two’s Prospectus and Statement of Additional Information, each dated November 30, 2019, are available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/5138/000000513819000027/series2n1a.htm.

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In addition, we have reviewed examples of other investment companies registered under the 1940 Act with investments in cannabis companies. For example, the Vanguard Developed Markets Index Fund held, at the very least, each of the following Cannabis Companies as of December 31, 2019: Aphria, Inc., Aurora Cannabis Inc., Canopy Growth Corp and Cronos Group Inc.15

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Notwithstanding the above, there could be a risk of criminal exposure for aiding and abetting liability under the CSA. The CSA generally proscribes the manufacture and/or production of controlled substances, such as cannabis. Liability for aiding and abetting such activities would be determined based on whether (i) the CSA applies to conduct occurring entirely in another country, such as Canada or Australia, and (ii) whether investment in the Portfolio Companies would constitute an underlying violation of law, particularly where (a) the Fund’s investment criteria proscribe investment in companies that manufacture and/or produce cannabis in the United States, (b) the proposed investments contemplate the purchase of securities on secondary markets in Canada and Australia, and (c) the Fund tracks an Index, the component securities of which are selected by an unaffiliated Index Provider in accordance with a rules-based methodology, which excludes companies that are engaged, directly or indirectly through subsidiaries, in marijuana or marijuana-related activities that are illegal under applicable United States federal or state laws. We have not found case law or other guidance suggesting that an extension of enforcement of the CSA in the manner outlined above is warranted. Additionally, principles of criminal law would generally hold that persons are not criminally liable if they are unaware that their own actions contribute to criminal activity of others.

Our opinion focuses on the CSA and MCA, and based on the current status of state laws regarding marijuana, it is our view that the CSA and MCA are more stringent. Therefore, it is our opinion that, if the Fund complies with the CSA and MCA, the Fund will not be aiding and abetting a violation of these federal laws and will meet state law standards because the Fund will not be investing in companies engaged in the cultivation, distribution or possession of marijuana in the United States.

A.
FEDERAL LAW

1.
Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the Drug Enforcement Agency (“DEA”), the law enforcement arm of the federal government primarily responsible for enforcing the CSA.16 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.17 In the federal criminal legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor’s] discretion.”18 “This broad discretion ... is particularly ill-suited to judicial review.”19 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.20

15 A list of the Vanguard Developed Markets Index Fund’s portfolio holdings as of a recent date is available at https://investor.vanguard.com/mutual-funds/profile/overview/VDVIX/portfolio-holdings.

16 See 21 U.S.C §§ 822(a) and 812(c).

17 Oyler v. Boles, 368 U.S. 448 (1962).

18 Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).

19 Wayte v. United States, 470 U.S. 598, 607 (1985).

20 See United States Justice Manual at § 9-27.110, available at https://www.justice.gov/jm/justice-manual.

With respect to business organizations, such as the Fund, the United States Justice Manual provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:21

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The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;

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The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;

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The business organization’s history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

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The business organization’s identification of individuals responsible for the misconduct and production of misconduct information;

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The existence, effectiveness, and enforcement of the business organization’s pre-existing compliance program;

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The business organization’s timely and voluntary disclosure of wrongdoing;

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The business organization’s remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;

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Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;

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The adequacy of remedies such as civil or regulatory enforcement actions; and

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The adequacy of the prosecution of individuals responsible for the business organization’s malfeasance.

2.
DOJ Position on Enforcement of Federal Marijuana Laws

21 United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9-28.1000, 9-28.1100, 9-28.1200, and 9-28.1300, available at https://www.justice.gov/jm/justice-manual.

During the Obama administration, Deputy Attorney General David Ogden and Deputy Attorney General James Cole released several memoranda that addressed federal enforcement priorities regarding the CSA. These memoranda were intended to adapt the federal government’s position on marijuana as states legalized the drug for medical purposes.

Most notably, in 2013, Deputy Attorney General Cole released a memorandum22 (the “Cole Memo”) that reiterated the DOJ’s commitment to enforcing the CSA, but that directed law enforcement and prosecutors only to focus on conduct that implicated the following:

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Preventing the distribution of marijuana to minors;

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Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;

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Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

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Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

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Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

●
Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

●
Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

●
Preventing marijuana possession or use on federal property.

The Cole Memo further conditioned this guidance on the existence of a state regulatory scheme that provides “robust controls and procedures [which are] effective in practice,” in which case “enforcement of state laws by state and local law enforcement and regulatory bodies should remain the primary means of addressing marijuana-related activity.” Taken together, the Cole Memo and other related memoranda provided that the federal government would give some leeway to states’ control over medical marijuana use and production for medical purposes. Importantly, though, the Cole Memo did not have the force of law and could not be used as a defense in a federal criminal proceeding, but rather it only reflected a policy subject to change at any time.

In January 2018, Attorney General Jeff Sessions issued a new memorandum (the “Sessions Memo”) repealing the policy statements in the Cole Memo: “Given the Department’s well-established general principles, previous nationwide guidance specific to marijuana enforcement is unnecessary and is rescinded, effective immediately.”23 The Sessions Memo reinforces the inherent prosecutorial discretion to pursue penalties for marijuana cultivation, distribution, and possession under the CSA and MCA for financial transactions.24

22 Memorandum from James Cole, U.S. Deputy Attorney General, on Guidance Regarding Marijuana Enforcement (Aug. 29, 2013) available at https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf.

23 Memorandum from Jeffrey Sessions, U.S. Attorney General, on Marijuana Enforcement, (Jan. 4, 2018) available at https://www.justice.gov/opa/press-release/file/1022196/download.

24 On November 7, 2018, Jeff Sessions resigned from his post as Attorney General. While the Sessions Memo still remains in effect, its status may change, along with enforcement priorities, under newly confirmed Attorney General William Barr. However, during his confirmation process, Attorney General Barr stated in a written response to Congress as follows: “As discussed at my hearing, I do not intend to go after parties who have complied with state law in reliance on the Cole Memorandum.” See https://www.vox.com/policy-and-politics/2019/1/28/18200982/marijuana-legalization-trump-jeff-sessions-william-barr. Separate and apart from these pronouncements, Congress has withheld funding to the DOJ (pursuant to the Rohrabacher-Blumenauer Amendment to federal spending bills) to prosecute state-compliant business in the medical marijuana space since 2014.

The Sessions Memo provides that the federal government may pursue action against violations of federal law related to marijuana. To the extent that they have done so, it appears that federal prosecutors have focused on growers and producers within the states, rather than investors.25

Moreover, there are multiple U.S. exchange listed companies that either are investing in Canadian cannabis companies, or are Canadian cannabis companies themselves, such as Tilray Inc., a cannabis research, cultivation, processing, and distribution firm traded on Nasdaq. Similarly, we have not identified any public reports concerning any DOJ action with respect to Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange. Constellation invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis.26 Canopy is listed on the TSX and, as of May 2018, it became listed on the NYSE.

Further, the SEC appears to have scrutinized the registration statements and other disclosure documents made by Cannabis Companies. For instance, the SEC requested changes to Tilray’s public disclosure documents, including increased disclosures regarding the company’s capital structure and risks associated with operating in the cannabis industry, such as compliance with U.S. laws and potential market volatility.27

Finally, we have found nothing in the publicly available resources noted above that suggests that any of the Portfolio Companies are engaged in any marijuana touching business in the United States without the proper licenses and permissions. Moreover, we have found no publicly reported civil, criminal or regulatory proceedings against any of the Portfolio Companies for a violation of the CSA and/or MCA. This opinion is only based upon and limited to that publicly available information available from the SEC, SEDAR, other applicable financial regulatory authorities, information from the companies’ websites and Bloomberg Law Docket.

Based on the foregoing and the Fund’s representation that it will only invest in certain exchange traded securities compliant with U.S. federal law, we believe that neither the Fund nor its investments in the Portfolio Companies would violate the CSA or be subject to DOJ marijuana enforcement.

25 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

26 Constellation Brands Investment in Canopy Growth: Expanding Our Strategic Partnership, (Aug. 2018), available at https://www.canopygrowth.com/wp-content/uploads/2018/08/2018.08.15-Investor-Deck.pdf.

27 See Letter from Sec. & Exch, Comm’n to Brendan Kennedy, President and CEO of Tilray, Inc. (Apr. 17, 2018), available at https://www.sec.gov/Archives/edgar/data/1731348/000000000018011638/filename1.pdf; see also Securities and Exchange Commission, Investor Alert: Marijuana Investments and Fraud (Sep. 9, 2018), available at https://www.investor.gov/additional-resources/news-alerts/alerts-bulletins/investor-alert-marijuana-investments-fraud (the SEC appears to be concerned with ensuring that investors are aware of market volatility and concerns about potentially fraudulent disclosures).

B.
THE CSA

Under Section 841(a) of the CSA, it is unlawful for a person to knowingly or intentionally “manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense, a controlled substance . . . .”28 The statute defines “manufacture” as the production, preparation, propagation, compounding, or processing of a drug or other substance, either directly or indirectly or by extraction, and includes any packaging or repackaging of such substance, except as complying with applicable state law.29 In addition, Section 846 of the CSA prohibits conspiring to commit substantive offenses under the Act, and provides that any individual who attempts or conspires to commit a violation of the CSA will be subject to the same penalties as the underlying offense.30

Based purely on the plain language of the Fund’s Registration Statement and our analysis of the businesses of the Portfolio Companies, as derived from the publicly available resources noted above, none of these businesses appear to be involved in the growth, manufacture, processing or sale of cannabis in the United States. According to the Fund’s Registration Statement, the Fund is also not preparing or otherwise seeking to distribute the marijuana itself in the United States. Instead, the Registration Statement reflects that the proposed investment activity would only include purchasing securities—on the secondary market on an exchange that, with respect to Cannabis Companies and Pharmaceutical Companies, requires compliance with national and local laws, including U.S. federal law—of companies that are legally operating or supporting the cannabis industry.

Based on the foregoing, it is our opinion that the Fund would not have direct liability under Section 841(a) or Section 846 of the CSA because it will not be investing in any business that is in the business of growing, manufacturing, processing or selling marijuana in the United States.

C.
COMPLYING WITH FEDERAL MONEY LAUNDERING LAWS

In addition to complying with the CSA, the Fund must also comply with federal money laundering laws. Section 1956 of the MCA provides in pertinent part:

[W]hoever, knowing that the property involved in a financial transaction represents the proceeds of some form of unlawful activity, conducts or attempts to conduct such a financial transaction which in fact involves the proceeds of specified unlawful activity – with the intent to promote the carrying on of specified unlawful activity. . .31

The MCA further provides:

Whoever transports, transmits, or transfers, or attempts to transport, transmit, or transfer a monetary instrument or funds from a place in the United States to or through a place outside the United States or to a place in the United States from or through a place outside the United States – with the intent to promote the carrying on of specified unlawful activity. . .32

28 21 U.S.C. § 841(a)(1).

29 21 U.S.C. § 802(15).

30 21 U.S.C. § 846.

31 18 U.S.C. § 1956(a)(1)-(A)(i).

32 18 U.S.C. § 1956 (a)(2)-(A).

Many exchanges do not have listing requirements that include compliance with U.S. federal laws. The CSE began operations in 2003 to provide a modern and efficient alternative for companies looking to access the Canadian public capital markets. The CSE listing requirements are less strict and many U.S. marijuana companies that comply with their respective state laws have used this platform to gain public access. By way of example, MedMen Enterprises (“MedMen”) is publicly traded on the CSE and is a U.S.-based marijuana company that owns and operates 19 licensed cannabis facilities (including cultivation, manufacturing and retail) in California, Nevada, New York, Arizona, and Florida. According to the Fund’s Registration Statement and representations made to us by the Adviser, the Fund does not currently invest in companies listed on the CSE. Moreover, the securities of the Cannabis Companies and the Pharmaceutical Companies, which are the only categories of plant touching Portfolio Companies, (i) will be traded on one or more of the Identified Exchanges, or (ii) if listed on the CSE, will be included in the Index only after the Index Provider has undertaken efforts to confirm that such company is not engaged in the growth, cultivation and/or distribution of marijuana that is illegal under United States federal or respective state law. The Fund will not invest in a company that engages in the cultivation, production or distribution of marijuana in the U.S. unless and until such time as the cultivation, production or distribution of such marijuana or products become legal under U.S. federal law.

Based on the foregoing, in our opinion the Fund’s investment activity should not constitute an offense under Section 1961(1) (i.e., obtaining proceeds from unlawful activities) because (i) the Fund’s current investments in Cannabis Companies and Pharmaceutical Companies are limited to companies that are listed on exchanges that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions, and (ii) if the Index Provider determines to include in the Index any Cannabis Company or Pharmaceutical Company that is listed on the CSE, the Index Provider will undertake efforts to confirm that any such company is not engaged in the growth, cultivation and/or distribution of marijuana that is illegal under United States federal or respective state law.

We hereby consent to the filing of this opinion as an exhibit to the Fund’s Registration Statement on Form N-1A, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

Sullivan & Worcester LLP
EDS